Exhibit 10.2

HESPEROS, inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective as of December 6, 2021 (the “Effective Date”), by and between Hesperos, Inc. (the “Corporation”), a Delaware corporation, and Rose Ann Scanlon (“Executive”).

WHEREAS, the Corporation desires to hire Executive as its Chief Executive Officer and Executive desires to accept such position, commencing as of the Effective Date; and

WHEREAS, the Corporation and Executive desire to enter into this Agreement to set forth the terms and conditions of their employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. Term; At-Will Employment. This Agreement shall become effective on the Effective Date and continue until Executive’s employment with the Corporation ends pursuant to the terms hereof; provided, however, that the parties agree and acknowledge that Executive’s employment with the Corporation shall be at-will, meaning that either party may terminate Executive’s employment under this Agreement by providing written notice to the other party of the intent to terminate such employment under this Agreement at any time (in accordance with the procedures described in Section 8 of this Agreement). The period during which Executive is employed by the Corporation under this Agreement shall be referred to as the “Employment Term.”

2. Employment; Position. As of the Effective Date, the Corporation hereby employs Executive, and Executive hereby accepts full-time employment, upon the terms and subject to the conditions contained in this Agreement. The Corporation shall employ Executive in the capacity of Chief Executive Officer (“CEO”) of the Corporation during the Employment Term, reporting to the Board of Directors of the Corporation (the “Board”).

3. Duties. During the Employment Term, Executive shall perform all duties, consistent with her position as CEO, in order to advance the Corporation’s affairs and related business efforts, assigned or delegated to her by the Board and normally associated with the position of CEO. Subject to reasonable oversight by the Board, the Executive shall have full discretion as to the day-to-day operations of the Corporation. Executive shall devote all of her full business time, attention, energies, skills, and efforts to the advancement of the interests and business of the Corporation; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from managing Executive’s personal affairs or engaging in charitable or civic activities or professional industry societies so long as such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder or conflict with Section 7. Subject to the foregoing, Executive may serve on outside boards, including for public companies, privately held companies and not-for-profit organizations, provided, however, that Executive may not serve at any one time on more than one (1) outside board of directors of a for-profit company that is in addition to serving on the Board.

4. Compensation. As compensation for any and all services to be rendered by Executive to the Corporation pursuant to this Agreement, the Corporation shall pay Executive and provide Executive with the following compensation and benefits during the Employment Term, which Executive agrees to accept in full satisfaction for her services:

a. Base Salary. The Corporation shall pay Executive a base salary, payable in equal installments at such payment intervals as are the usual payroll practices of the Corporation, at an initial annual rate of $300,000, less such deductions or amounts to be withheld as shall be required by applicable law or as may be allowed at the request of Executive (the “Base Salary”). The Base Salary shall be reviewed by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time and shall be adjusted by such amount, if any, as Compensation Committee or the independent members of the Board, in their sole discretion, shall determine and approve. Any such adjustment of Base Salary shall be made effective on the date set by the Compensation Committee or the independent members of the Board, as applicable.

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b. Annual Bonus. For each full fiscal year of the Corporation during the Employment Term, Executive shall be eligible to participate in the Corporation’s annual cash incentive plans and programs that are generally provided to the senior executives of the Corporation pursuant to such terms and conditions as the Compensation Committee or the independent members of the Board may prescribe from time to time (the “Annual Bonus”), provided that Executive’s Annual Bonus potential shall be no less than 50% of Base Salary, subject to the achievement of Board-approved objectives.

c. Equity Compensation. Subject to Board and any required shareholder approval, the Corporation shall grant to Executive an award of 200,000 shares of restricted common stock of the Corporation (the “RSA Award”). The RSA Award shall initially be subject to forfeiture and shall vest with respect to 20% of the total number of shares subject to the RSA Award on the first anniversary of Executive’s employment, with respect to 30% of the total number of shares subject to the RSA Award on the second anniversary of Executive’s employment and with respect to 50% of the total number of shares subject to the RSA Award on the third anniversary of Executive’s employment, subject in each case to the Executive’s continuous employment until the applicable vesting date. The RSA Award shall be granted under and subject to any applicable equity incentive plan of the Corporation and shall be evidenced by a restricted stock award agreement that will (i) include terms and conditions that are no less favorable to Executive than the terms that apply to the equity compensation awards of other executives of the Corporation made after the date hereof and (ii) provide for accelerated vesting of the RSA Award on a change of control of the Corporation (as defined in the Corporation’s equity incentive plan under which the RSA Award is granted).

d. Benefits. Executive shall be entitled to participate, to the extent she is eligible, in all group insurance programs and other employee benefit plans, programs and policies which the Corporation may hereafter in its sole and absolute discretion make available generally to its full-time salaried employees; provided that the Corporation will reimburse the Executive during the Employment Term for the employee portion of the premiums for coverage under the Corporation’s group health insurance plan (as in effect from time to time) for Executive and her immediate family. Executive understands that, except as otherwise expressly provided for herein, the Corporation may amend, change, or cancel its employment policies and benefit plans at any time as allowed by law or by any applicable plan documents.

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e. Business Expenses. The Corporation shall reimburse Executive for the reasonable and necessary business expenses of Executive incurred in the performance of her duties under this Agreement in accordance with the Corporation’s expense reimbursement policies and procedures, provided Executive provides timely and reasonable documentation of those expenses in accordance with the rules and regulations of the Corporation. Any such reimbursements shall be made as soon as practicable after Executive provides documentation of expenses to the Corporation, but in no event later than the last day of the calendar year following the end of the calendar year in which such expense is incurred.

f. Travel and Accommodations. During the first two years of the Employment Term, the Corporation shall pay or reimburse Executive for the reasonable cost of coach airfare for business travel between Philadelphia (or another city in the continental US) and Orlando, Florida for up to 52 round trips per year. If it is necessary for Executive to fly overnight, Corporation shall pay or reimburse Executive for business class travel. In addition, during the first eighteen (18) months of the Employment Term, the Corporation shall pay to Executive up to a gross amount of $2,000 per month to reimburse the cost of Executive’s accommodations in Orlando, Florida (the “Housing Reimbursement”), as well as, for up to the first eighteen (18) months of the Employment Term, an additional monthly tax gross-up payment equal to (i) the amount of Executive’s estimated income and payroll taxes on the Housing Reimbursement plus (ii) the amount of the estimated income and payroll taxes on the payment under clause (i) and the additional payment under this clause (ii).

g. Vacation. Executive shall be entitled to receive four (4) weeks of paid vacation during the first year of the Employment Term and five (5) weeks of paid vacation per annum for the remainder of the Employment Term (pro-rated for partial years), and shall be entitled to receive paid holidays as enjoyed by all other employees of the Corporation.

5. Compliance with Policies. Executive acknowledges and agrees that, except as set forth in this Agreement, compliance with the Corporation’s policies, practices and procedures is a term and condition of her employment under this Agreement. The Corporation agrees to make available to Executive a copy of all current policies, practices and procedures and any such changes therein as provided to other similarly-situated employees.

6. Intellectual Property, Inventions and Improvements. Executive acknowledges, covenants and agrees that the Corporation shall be the sole owner of all the fruits and proceeds of Executive’s services to the Corporation, including but not limited to all writings, inventions, discoveries, designs, systems, processes, software or other improvements relating to the business or products of the Corporation, whether or not patentable, registerable, or copyrightable, which Executive may, alone or with others, conceive, create, develop, produce or make during or as a result of her employment with the Corporation (collectively, the “Inventions”), free and clear of any claims by Executive of any kind or character whatsoever other than Executive’s rights to compensation under this Agreement. Executive agrees that she shall disclose each of the Inventions promptly and completely to the Corporation, and hereby expressly assigns all of her rights, title and interest in, to and under those Inventions, including any domestic and foreign patents and patent applications directed to same, to the Corporation and shall, at the request of the Board, execute such forms of assignments, certificates or other instruments as the Board or the Corporation from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Corporation’s right, title and interest in or to any or all of the Inventions. Executive acknowledges that all works of authorship (including, without limitation, works of authorship that contain software program code) relating to the business of the Corporation and produced during Executive’s employment with the Corporation, whether they are or are not created on the Corporation’s premises or during regular working hours, are works made for hire and are the property of the Corporation, and that copyrights in those works of authorship are the property of the Corporation. If for any reason the Corporation is not the author of any such work of authorship for copyright purposes, Executive hereby expressly assigns all of her rights in and to that work to the Corporation and agrees to sign any instrument of specific assignment requested. Executive, whether or not still employed by the Corporation, agrees to supply evidence, give testimony, sign and execute all papers, and do all other legal and proper things that the Corporation may deem reasonably necessary for obtaining, maintaining, and enforcing patents for such Inventions. If Executive is no longer employed by the Corporation at such time, then the Corporation shall pay Executive her reasonable out-of-pocket expenses incurred in connection with her providing the services rendered by her in the previous sentence.

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7. Restrictive Covenants.

a. Non-Disclosure of Confidential Information . Executive acknowledges that, in and as a result of her employment by the Corporation, she will be making use of, acquiring and/or adding to the Corporation’s Confidential Information (as defined below). As a material inducement to the Corporation to employ Executive and to pay Executive the compensation and benefits set forth in this Agreement, Executive covenants and agrees that she shall not, at any time during or following the term of her employment with the Corporation, directly or indirectly divulge or disclose for any purposes whatsoever, any Confidential Information that has been obtained by, or disclosed to, her as a result of her employment with the Corporation. For purposes of this Agreement, “Confidential Information” means, collectively, all confidential matters and materials of the Corporation, including without limitation, (i) the Corporation’s proprietary information, inventions, trade secrets, knowledge, data, know-how, intellectual property, systems, procedures, manuals, pricing policies, operational methods and information relating to the Corporation’s products, processes, formulae, business plans, marketing plans and strategies, pricing strategies, customer lists, and all other subject matters pertaining to the business and/or financial affairs of the Corporation; (ii) the Corporation’s information regarding plans and strategies for research, development, new products, future business plans, budgets and unpublished financial statements, licenses, prices and costs; (iii) information regarding the skills and compensation of other employees of the Corporation; (iv) information disclosed in confidence to the Corporation by a third party with a duty on the Corporation to maintain the confidentiality of such information; and (v) information or material that qualifies as a “trade secret” as defined in F.S. 688.002(4). The term “Confidential Information” shall not include any information that (x) is generally available to the public on the Effective Date; (y) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or made by a third party without the Corporation’s consent. If Executive is required by a court, arbitration tribunal, or governmental agency (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Confidential Information, Executive may disclose such Information to such court, tribunal, or agency without liability hereunder, provided, that to the extent allowed by law, Executive first provides the Corporation with notice of any such requirement(s) as promptly as practicable, but in any case, to the extent allowed by law, with sufficient timeliness to enable the Corporation to seek an appropriate protective order and/or waive its compliance with the relevant provisions of this Agreement. Notwithstanding the foregoing, under no circumstances shall Executive be obligated not to disclose Confidential Information if to so withhold such information would be in violation of law.

b. Non-Solicitation of Employees. While Executive is employed by the Corporation and for a period of one (1) year, followed by a second period of six (6) months, for a total period of eighteen (18) months, from the date of termination of Executive’s Employment Term with the Corporation for any reason, Executive shall not directly or indirectly solicit, induce or encourage any of the Corporation’s employees to terminate their employment with the Corporation or to accept employment with any competitor, supplier, client, agent or broker of the Corporation, nor shall Executive cooperate with any others in doing or attempting to do so. As used in this paragraph, the term “solicit, induce or encourage” includes, but is not limited to, (i) initiating communications with any employee of the Corporation relating to a possible employment or independent contractor relationship, (ii) offering bonuses or additional compensation to encourage any employee of the Corporation to terminate his or her employment with the Corporation and accept employment with a competitor, supplier, client, agent or broker of the Corporation, or (iii) referring any employee of the Corporation to recruiters, personnel or agents employed by competitors, suppliers, clients, agents or brokers of the Corporation. Notwithstanding the foregoing, the term “solicit, induce or encourage”, as used in this Section 7.b, specifically excludes any action by Executive related to any of the Corporation’s employees where it is in the Corporation’s best interest to terminate any such employees as in the case of a planned reduction in force by the Corporation or any general solicitation not directed specifically to employees of the Corporation.

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c. Non-Compete. Executive recognizes and agrees that Corporation has legitimate business interests that justify this non-compete restrictive covenant. These legitimate business interests include but are not limited to (a) the Corporation’s Confidential Information; (b) valuable confidential business or professional information that is not otherwise Confidential Information or a trade secret pursuant to F.S. 688.002(4); (c) substantial relationships with specific prospective or existing customers or clients; (d) customer or client goodwill associated with an ongoing business by way of trade name, trademark, service mark or “trade dress, a specific geographic location, a specific marketing or trade area; and (e) extraordinary or specialized training provided to or received by Executive. Executive further acknowledges and agrees that the non-compete provisions in this section survive the termination of this Agreement or Executive’s employment and that Corporation may seek to enforce it, with the practical effect of Executive being unable to engage in certain prohibited activities or employment for the time specified herein or paying economic damages in the event of a breach. Executive is advised to seek counsel on the effect of the non-compete provisions herein as Florida law, which governs this Agreement, has strict statutory provisions that may allow for enforcement of the non-compete provisions without regard to any individualized economic or other hardship that might be caused to Executive if the non-compete provisions are enforced. In addition to the Assignment provisions contained in Section 15 herein, Executive acknowledges and agrees that the non-compete provisions herein may be enforced by Corporation’s assignee or successor.

d. While Executive is employed by the Corporation and for a period of one (1) year, followed by a second period of six (6) months, for a total period of eighteen (18) months, from the date of termination of Executive’s employment with the Corporation for any reason (or as extended by a court so as to allow the full period of up eighteen (18) months to be fully realized and not delayed due to the time spent in enforcement proceedings), Executive shall not directly or indirectly, as a principal, agent, contractor, employee, employer, partner, shareholder, proprietor, investor, member, director, officer or consultant or in any other capacity, engage in or perform any managerial or executive services for any corporation, partnership, individual or entity which is engaged in a business competitive with the Corporation or affiliate of the Corporation, where:

(i) The term “engaged in a business competitive with the Corporation” means directly or indirectly engaging in the business of providing in vitro testing services to biopharmaceutical businesses to provide information on the biophysiological or biochemical activity, safety and/or efficacy of drug candidates, their metabolites, or modified versions of any of the foregoing substances using mammalian cells embedded and cultured in cartridges or similar devices or engaging in the same or any substantially similar business as the Corporation or any of its affiliates in any manner whatsoever within any geographic area in which the Corporation’s products or services are offered or distributed. Executive understands and agrees that, because the Corporation is engaged in business throughout the world, the geographic area covered by this non-compete covenant extends throughout North America, South America, Europe, Asia and Africa; and

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(ii) The term “affiliate” means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Corporation.

(iii) Executive acknowledges and agrees that the temporal (time) and geographic (breadth and scope of area and business line) restrictions are reasonable and necessary to protect Corporation’s legitimate business interests and that such restrictions do not adversely impact the public safety, health and welfare.

e. Exclusion for Investments. None of the provisions of this Section 7 shall prohibit Executive from investing in securities (i) listed on a national securities exchange or actively traded over-the-counter so long as such investments are not greater than five percent (5%) of the outstanding securities of any issuer of the same class or issue or (ii) of entities engaged in a business competitive with the Corporation so long as any such entity was not engaged in a business competitive with the Corporation at the time Executive made such investment.

f. Limits on Confidentiality Requirements. Notwithstanding any provision of this Agreement to the contrary, the covenants set forth in this Section 7 are not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights.

(i) Nothing in this Agreement is intended to discourage or restrict Executive from communicating with, or making a report with, any governmental authority regarding a good faith belief of any violations of law or regulations based on information that Executive acquired through lawful means in the course of Executive’s employment, including such disclosures protected or required by any whistleblower law or regulation of the Securities and Exchange Commission, the Department of Labor, or any other appropriate governmental authority.

(ii) Nothing in this Agreement is intended to discourage or restrict Executive from reporting any theft of Trade Secrets (as defined below) pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. “Trade Secret” shall mean information, including a formula, pattern, compilation, program, device, method, technique, process, financial data, or list of actual or potential customers or suppliers that: (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of Trade Secrets, so long as any such disclosure is made either (x) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (y) under seal in a complaint or other document filed in a lawsuit or other proceeding.

(iii) If Executive believes that any employee or any third party has misappropriated or improperly used or disclosed Trade Secrets or Confidential Information, Executive should report such activity through applicable policies and procedures of the Corporation. This Agreement is in addition to and not in lieu of any obligations to protect the Corporation’s Trade Secrets and Confidential Information pursuant to the Corporation’s Employee Handbook and/or any other then applicable policies and procedures of the Corporation. Nothing in this Agreement shall limit, curtail or diminish the Corporation’s statutory rights under the DTSA or any applicable state law regarding trade secrets or common law.

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g. Reasonableness of Restrictions. Executive has carefully read and considered the provisions of this Section 7, and, having done so, agrees that:

(i) The restrictions set forth in Section 7, including but not limited to the character, duration, and geographical area of restriction, are fair and reasonable and are reasonably required for the protection of the good will and other legitimate business interests of the Corporation and its affiliates, officers, directors, shareholders, and other employees;

(ii) Executive has received, or is entitled to receive, adequate consideration for such obligations; and

(iii) Such obligations do not prevent Executive from earning a livelihood.

If, notwithstanding the foregoing, any of the provisions of this Section 7 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid and unenforceable parts had not been included therein. If any provision of this Section 7 is determined by a court of competent jurisdiction that the character, duration, geographical scope, or related aspects are unreasonable in light of the circumstances as they then exist, then it is the intention of the parties that Section 7 shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Corporation of the intended benefit of this Agreement and such restrictions, as so modified, shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

h. Remedies for Breach of Restrictive Covenants. Executive recognizes and agrees that the Corporation’s remedy at law for any breach of Section 7 could be inadequate as such a breach could cause irreparable harm to the Corporation, and she agrees that, for any actual or threatened breach of such provisions, the Corporation shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to seek injunctive relief and to enforce its rights by an action for specific performance. All of the Corporation’s remedies for any breach of this Agreement shall be cumulative and the pursuit of any one remedy shall not exclude the Corporation’s pursuit of any other remedies. Corporation may seek equitable or injunctive relief in a state or federal court of competent jurisdiction in and for Orange County, Florida. Executive agrees to the jurisdiction of and venue in a court of Orange County, Florida. Corporation may, but is not required to alternatively seek enforcement of this Section 7 in an arbitration proceeding pursuant to the process outlined in Section 23.

8. Termination and Severance.

a. Termination Procedures.

(i) The Employment Term and Executive’s employment hereunder may be terminated by either the Corporation or Executive at any time and for any reason or for no reason, provided that Executive must provide the Corporation with thirty (30) days’ advance notice of her intent to terminate her employment, although if Executive’s termination is without Good Reason, then the Corporation may, in its discretion, immediately relieve Executive of all duties and responsibilities and choose to terminate Executive’s employment without further notice or delay, which termination shall not in and of itself constitute a termination without Cause. The Employment Term and Executive’s employment hereunder shall automatically be terminated upon Executive’s death.

(ii) Any termination of Executive’s employment hereunder by the Corporation or by Executive during the Employment Term (other than termination on account of Executive’s death) shall be communicated by written notice of termination to the other party hereto (the “Notice of Termination”) in accordance with Section 14.

(iii) Upon termination of Executive’s employment during the Employment Term, Executive shall only be entitled to the compensation and benefits described in this Section 8 and shall have no further rights to any compensation or any other benefits from the Corporation or any of its affiliates under this Agreement.

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(iv) Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions held in the Corporation, including, without limitation, any position as a director, officer, agent, trustee, or consultant of the Corporation or any affiliate of the Corporation, unless the Board expressly determines otherwise. Upon request of the Corporation, Executive shall promptly sign and deliver to the Corporation any and all documents reflecting such resignations as of the date of termination of her employment.

b. Termination due to Death or Disability or Voluntary Resignation by Executive. In the event that Executive’s employment is terminated during the Employment Term due to Executive’s death or Disability (as defined below), or due to Executive’s voluntary resignation to which Section 8.d does not apply, then Executive (or, in the case of death, Executive’s legal representatives) shall be entitled to receive only the following (collectively, the “Accrued Benefits”):

(i) any accrued but unpaid Base Salary and accrued but unused vacation as of Executive’s termination date, which shall be paid in accordance with the Corporation’s customary payroll procedures;

(ii) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the date of Executive’s termination (but no partial bonus for the fiscal year in which termination occurs), paid at the same time such bonus would have been paid if Executive’s employment had not terminated;

(iii) reimbursement for unreimbursed business expenses properly incurred by Executive, paid in accordance with the Corporation’s expense reimbursement policy; and

(iv) employee benefits, if any, to which Executive may be entitled under the Corporation’s employee benefit plans as of the date of Executive’s termination.

Except as otherwise provided herein, the treatment of any outstanding equity-based awards shall be determined in accordance with the terms of the Plan and any applicable award agreement.

For purposes of this Agreement, “Disability” means Executive is entitled to receive long-term disability benefits under the Corporation’s long-term disability plan or, if there is no such plan, Executive has incurred a permanent and total disability (within the meaning of Section 22(e)(3) of the Code or any successor provision), which has existed for 180 consecutive days. Any question as to the existence of Executive’s Disability to which Executive and the Corporation cannot agree shall be determined by an independent qualified physician selected by the Corporation and reasonably acceptable to Executive.

c. Termination by Corporation for Cause. In the event that Executive’s employment is terminated by the Corporation for Cause, then Executive shall only be entitled to receive the Accrued Benefits, except that Executive shall forfeit any earned but unpaid Annual Bonus described in Section 8.b(ii) above. For purposes of this Agreement, “Cause” shall mean that any of the following has occurred, as determined by the Board in good faith:

(i) Executive’s conduct constituting a felony under applicable law or any crime involving moral turpitude or dishonesty;

(ii) Executive’s participation in a fraud or act of dishonesty against the Corporation;

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(iii) Executive’s intentional and material damage to the Corporation’s property;

(iv) Executive’s material breach of Executive’s confidentiality agreement or other agreement between Executive and the Corporation;

(v) Executive’s failure or refusal to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after her receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem;

(vi) Executive’s material violation of any Corporation policy that results in damage to the Corporation; or

(vii) Executive’s breach of fiduciary duty.

To terminate Executive’s employment for Cause, the Board must provide Executive with written notice to Executive of the existence of the circumstances providing grounds for termination for Cause and, except for a circumstance which, by its nature, cannot reasonably be expected to be cured, Executive shall have fifteen (15) business days after delivery of such notice to cure the circumstances constituting Cause. If such circumstance is timely cured, it shall not constitute grounds for a termination for Cause.

d. Termination by the Corporation without Cause or Executive for Good Reason. In the event that the Corporation terminates Executive’s employment without Cause, or Executive terminates her employment for Good Reason, then Executive shall be entitled receive:

(i) the Accrued Benefits; and

(ii) a severance payment in an amount equal to the sum of (A) the product of 1.5 and Executive’s Base Salary as of the date of termination (excluding any reduction in Base Salary that resulted in Executive’s termination of her employment for Good Reason, unless Executive has waived her right to terminate for Good Reason as provided herein) plus (B) a pro rata portion, calculated on the basis of the number of months worked during the year of termination compared to 12, of Executive’s target Annual Bonus for the year of termination. Such severance payment shall be made over the eighteen (18) month period beginning on the first regular payroll date of the Corporation following thirty (30) days after Executive’s date of termination of employment (subject to Section 8.e), with payments made to Executive in equal installments during each of the Corporation’s usual pay periods during such eighteen (18) month period.

For purposes of this Agreement, Executive shall be considered to have terminated her employment for “Good Reason”, if the separation from service occurs during the one hundred twenty (120) day period following the initial existence of one or more of the following actions taken by the Corporation or its successor without the consent of Executive (unless such action is taken in response to conduct by the Executive that constitutes Cause):

(A) A material reduction of Executive’s base compensation in effect immediately prior to such reduction;

(B) A material reduction in Executive’s authority, duties or responsibilities;

(C) A material change in the geographic location of Executive’s principal place of employment; or

(D) Any other action or inaction by the Corporation that constitutes a material breach of the terms of employment under this Agreement.

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To terminate Executive’s employment for Good Reason, Executive must provide notice to the Corporation of the existence of the condition constituting a Good Reason within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which the Corporation must be provided a period of at least thirty (30) days from the date of receipt of such notice during which it may remedy the condition and not be required to pay the amount due under this Section 8. If Executive does not provide notice of Good Reason within ninety (90) days after she first becomes aware of occurrence of the applicable grounds, then Executive will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.

e. Requirement of Release. Notwithstanding anything herein to the contrary, no severance or benefits shall be paid under this Section 8 (other than the Accrued Benefits) unless Executive first executes and agrees to be bound by a release of all claims, on a form provided by the Corporation to Executive promptly upon Executive’s termination, which releases any and all claims that Executive has or might have against the Corporation, its affiliates, and its respective officers and directors and which contains terms customary in such agreements. If the Corporation does not receive an executed release prior to the date occurring thirty (30) days after the date of termination of Executive’s employment with the Corporation (including within such thirty (30) day period any applicable revocation period), the Corporation shall have no obligation to make any payments or provide any benefits to Executive under this Section 8 (other than the Accrued Benefits).

f. Compliance with Section 409A of the Code; 6 Month Delay.

(i) Notwithstanding anything to the contrary in this Agreement, to the extent that the Corporation, in the exercise of its reasonable judgment, shall determine that Section 409A of the Code applies to any amounts payable under this Section 8, any such amounts shall be paid in such fashion and at such times so as to ensure that the Corporation and Executive are in compliance with Section 409A of the Code. For purposes of this Agreement, Executive’s termination of employment must constitute a separation from service under Section 409A of the Code, and its accompanying regulations. In the event that the Corporation, in the exercise of its reasonable judgment, determines that any portion of the payments and benefits under this Section 8 are subject to the requirements of Section 409A of the Code, and that Executive is a “specified employee” within the meaning of Section 409A of the Code, then, to the extent required for compliance with Section 409A of the Code, any portion of the such payments or benefits that are subject to Section 409A of the Code and that would otherwise be payable or provided within the first six (6) months following such termination of employment shall be delayed, and paid in a lump sum, on the first regular payroll date of the Corporation following the six (6) month anniversary of Executive’s termination of employment (or the date of her death, if earlier than that anniversary).

(ii) For purposes of this Agreement, Executive’s termination of employment must constitute a “separation from service” under Section 409A of the Code and its accompanying regulations. It is the intent of the parties hereto that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided (including any installment payments) under this Agreement shall be construed as a separate payment for purposes of Section 409A of the Code.

(iii) Any reimbursements of Executive by the Corporation under this Agreement shall be made as soon as practicable after Executive provides sufficient documentation of expenses to the Corporation and in accordance with the Corporation’s expense reimbursement policy, but in no event later than the last day of the calendar year following the end of the calendar year in which such expense is incurred. The amount of expenses eligible for reimbursement pursuant to this Agreement during a given taxable year of Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of Executive. The Executive’s right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.

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10. Set Off; Mitigation. The Corporation’s obligation to pay Executive the amounts and to provide the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts determined by a final judicial or arbitral decision to be owed by Executive to the Corporation for a breach of this Agreement or her fiduciary duties to the Corporation. However, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

9. Taxes. All compensation and benefits provided for in this Agreement shall be subject to applicable withholding for taxes, (federal, state, and local), and any other proper deductions. The Corporation shall in no event be obligated to make any gross-up or make-whole payments relating to taxes or withholdings on amounts or benefits received by Executive.

10. Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

11. Governing Law. This Agreement shall in all respects be subject to, and governed by the laws of the State of Florida without reference to its conflict of laws.

12. Severability. Subject to the provisions of Section 13, Executive and the Corporation agree that the invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

13. Judicial Modification. If a court of competent jurisdiction determines that the character, duration, geographic scope, activity and/or subject of the provisions in Section 7 of this Agreement is or are unreasonable under the circumstances as they then exist, then Executive and the Corporation agree that such provisions should be limited and reduced, and request that any reviewing court limit and reduce such provisions, so as to make them enforceable under applicable law to assure the Corporation of the intended maximum benefit of such provisions under this Agreement.

14. Notice. Any and all notices required or permitted herein shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered personally, (b) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, or by certified mail, or (c) one day after delivery to a nationally recognized overnight courier service. The parties’ respective addresses for such notices shall be those set forth below, or such other address or addresses as either party may hereafter designate in writing to the other.

If to the Corporation:	Hesperos, Inc.
12501 Research Parkway
Orlando, FL 32826
Attention: Chairman of the Board of Directors

With a copy to:	Foley & Lardner LLP
Attention: Michael B. Kirwan
One Independent Drive
Suite 1300
Jacksonville, FL 32202-5017

If to Executive:	To the most recent address then on file with the Corporation.

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15. Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Corporation may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Executive under this Agreement, being personal, may not be delegated.

16. Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by the Corporation and Executive and expressly referring to this Agreement.

17. Entire Agreement. This Agreement contains the entire agreement and understanding by and between Executive and the Corporation with respect to the employment of Executive and supersedes all existing agreements between the Corporation and Executive with respect to such subject matter. No representations, promises, agreements, or understandings, written or oral, relating to the employment of Executive by the Corporation, or any of its officers, directors, employees, or agents, not contained herein shall be of any force or effect, provided that, Sections 6 and 7 shall be supplemental to any other agreement of Executive with the Corporation related to the matters identified therein.

18. No Undue Influence - Construction. This Agreement is executed voluntarily and without any duress or undue influence. Executive acknowledges that she has read this Agreement and executed it with her full and free consent. No provision of this Agreement shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Agreement.

19. Representations of Executive. Executive represents and warrants to the Corporation that, to the best of her knowledge and belief:

a. Executive’s acceptance of employment with the Corporation and the performance of her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which she is a party or is otherwise bound.

b. Executive’s acceptance of employment with the Corporation and the performance of her duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third party.

c. This Agreement has been jointly drafted by both parties and is the result of full and otherwise fair and good faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement, propose modifications and changes, and to verify that the terms and provisions of this Agreement are reasonable and enforceable.

d. Executive has truthfully answered all questions asked by the Board prior to the Effective Date, has disclosed all information that a reasonable person would believe is material to the Board’s decision to extend an offer of employment to Executive, and has not falsified any materials or other information requested by the Corporation in connection with her employment.

e. Executive has not been the subject of any complaint or allegation regarding her sexual harassment, her sexual misconduct, fraud or embezzlement in any prior employment situation.

20. References to Gender and Number Terms. In construing this Agreement, feminine or neutral pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

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21. Counterparts: Headings; Sections. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of any original but all of which taken together shall constitute but one and the same instrument. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement. All references to “Sections” in this Agreement refer to the various corresponding sections of this Agreement.

22. Survival. The covenants and agreements contained in Sections 5 through 10 shall survive any termination of Executive’s employment with the Corporation.

23. Arbitration: Waiver of Trial by Jury. Executive and the Corporation shall submit any disputes arising under this Agreement to an arbitration panel conducting a binding arbitration in Orlando, Florida or at such other location as may be agreeable to the parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of such arbitration (the “Rules”), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof; provided, however, that nothing herein shall impair the Corporation’s right to seek equitable relief in any court for any breach or threatened breach of Section 7. The award of the arbitrators shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accountings presented to the arbitration panel. The parties hereto further agree that the arbitration panel shall consist of one (l) person mutually acceptable to the Corporation and Executive, provided that if the parties cannot agree on an arbitrator within thirty (30) days of filing a notice of arbitration, the arbitrator shall be selected by the manager of the principal office of the American Arbitration Association serving the State of Florida. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees and expenses are recoverable under the Rules and those amounts are included as part of the award). Any action to enforce or vacate the arbitrator’s award shall be governed by the federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Corporation or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action. Executive acknowledges and expressly agrees that this arbitration provision constitutes a knowing and voluntary waiver of trial by jury in any action or proceeding to which Executive and the Corporation may be parties arising out of or pertaining to this Agreement.

THE NEXT PAGE IS THE SIGNATURE PAGE

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IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement to be effective as of the Effective Date:

CORPORATION:

HESPEROS, INC.

By:	/s/ Michael Shuler
Name:	Michael Shuler
Title:	President

EXECUTIVE:

By:	/s/ Rose Ann Scanlon
Name:	Rose Ann Scanlon

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